Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective the 31st day of December, 2020.

BETWEEN:

GOLD RESOURCE CANADA CORPORATION, a company incorporated under the laws of Canada

(the “Company”)

AND:

ALLEN PALMIERE, of RR#5, Georgetown, Ontario, Canada L7G 4S8

(the “Executive”).

WHEREAS:

A.	The Company wishes to employ the Executive and the Executive wishes to accept such employment; and

B.	The parties have agreed on the terms and conditions of employment set out below.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained, including, without limitation, the change in control provisions herein, the parties agree as follows:

1.            Employment

1.1	The Company agrees to employ the Executive as Chief Executive Officer (“CEO”) pursuant to the terms and conditions of this Agreement.

2.            Effective Date and Term

2.1	Subject to the termination provisions set out in this Agreement, this Agreement will be for an indefinite term (the “Term”) and commencing January 1, 2021 (the “Effective Date”).

3.            Employee Duties

3.1	The Executive will have all duties traditionally assigned to a CEO. The Executive’s principal duties are set out in Schedule “A” hereto.

3.2	In addition, the Executive will provide CEO and other management services for Gold Resource Corporation (“GORO”), a company incorporated under the laws of Colorado and having an office at 2000 South Colorado Boulevard, Suite 10200, Denver, Colorado, 80222, pursuant to and in accordance with the terms of a Management Services Agreement between the Compnay and GORO (the “Services Agreement”). In providing CEO and other management services to GORO, the Executive will perform the duties agreed to by the parties in writing and set out in Schedule “A.”

3.3	The Executive will devote Executive’s full working time and attention to the business affairs of Company and will not engage in any other employment, consulting or business activity without the express written consent of the Board. Nothing in this Agreement shall be interpreted to prevent the Executive from providing CEO services, exclusively on behalf of and through the Company, to GORO pursuant to the Services Agreement. During the Term, the Executive will not, directly or indirectly, through any other person or entity, on his own account, or as an employee, independent contractor, agent, principal, consultant, partner, owner, officer, director, manager or stockholder of any other person, partnership, corporation or other entity, engage in services for any company other than GORO or engage in services on behalf of or through any person or entity other than the Company.

3.4	In addition, the Company consents to the Executive continuing with the directorships set out in Schedule “A” provided that such directorships do not conflict with the terms of this Agreement including section 7. The Executive will use best efforts, skills and abilities to promote the best interests of the Company and perform the duties set out herein honestly, in good faith and to the best of Executive’s abilities.

3.5	The Executive will, as a senior officer of the Company, owe a duty of good faith and honesty and a fiduciary duty to the Company and will use best efforts to perform Executive’s duties competently and efficiently. By acting on behalf of and through the Company in providing services to GORO, Executive’s good faith and fiduciary duties extend to the Executive’s work for GORO.

3.6	The Executive consents to act as a director of the Company during the Term and agrees to resign forthwith from such directorship upon cessation of employment for any reason. While the Company will use reasonable efforts to ensure the Executive is appointed and remains a director during the Term, Executive acknowledges that directors are elected by shareholders. The Executive also agrees to serve as an officer and/or director of Company affiliates as the Company may require from time to time without additional compensation unless otherwise agreed in writing.

3.7	The Executive acknowledges that the Company will maintain certain policies relating to the conduct of employees and relating to other matters. The parties agree that the introduction, administration, amendment and deletion of those policies is within the sole discretion of the Company, reasonably exercised, and that the Executive will comply with those policies that are brought to Executive’s attention and as apply to senior management, including while Executive provides CEO services to GORO through and on behalf of the Company.

4.            Remuneration

4.1	The Company will pay to the Executive an annual salary of US$450,000 (the “Salary”), payable in arrears, subject to the normal statutory deductions and in accordance with the Company’s normal payroll schedule. The Company will review the Executive’s Salary each year and may, at its discretion, increase the Salary.

4.2	In addition to the Salary, the Executive will be eligible to receive an annual bonus (the “Bonus”), comprised of both STIP and LTIP as described below. The Board will establish, after consultation with Executive, within the first 2 months of each year, bonus terms under which the Executive shall have the opportunity to earn a bonus of 60% of Executive’s then Salary (the “Target STIP”) if all bonus targets are met and potential to earn a higher amount if Executive materially exceeds such targets. In addition, the Executive will be eligible for a discretionary long-term equity-based incentive bonus of $500,000 per annum (the “Target LTIP”). The Target LTIP composition is of Stock Options, RSUs and any other long-term equity performance instrument the Board decides to implement at a future date. The Board will discuss the performance of the Executive with the Executive prior to determining the amount of the Bonus for each year. Bonus shall be payable not later than three months following the end of the year. Except as expressly stated otherwise in this Agreement, effective on the date the Executive receives or gives notice of termination of employment, Executive shall not be entitled to receive any further Bonus, other than Bonus in respect of a year which has ended prior to the date such notice is delivered.

4.3	GORO has adopted compensation recoupment policy or policies (and related practices), including, but not limited to, any policy or policies that may be adopted in response to applicable law (each, a “Clawback Policy”). The Services Agreement requires the Company to assist GORO in complying with each Clawback Policy and the provisions of applicable law. The Services Agreement further permits GORO to recover payments to the Company when the payment would be subject to return under the Clawback Policies or applicable law if it had been paid directly to a CEO of GORO. By signing this Agreement, Executive agrees to fully cooperate with the Company in assuring compliance with the Clawback Policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by GORO pursuant to the Services Agreement.

4.4	GORO has established an Equity Incentive Plan (the “Equity Plan” or “Plan”) for the issuance of stock option grants and other equity incentives. As an employee of the Company, which is a wholly-owned subsidiary of GORO, the Executive shall receive an initial grant of 500,000 options on GORO shares at a price to be set as of the date of grant (“Option”), being the Effective Date, in accordance with the Plan, which Option shall be exercisable for a 5-year term. Such Option shall vest as follows:

(a)	1/3 at first anniversary of grant;

(b)	1/3 at second anniversary of grant; and,

(c)	1/3 at third anniversary of grant.

Remaining terms and conditions of the Option shall be as set forth in the Option Agreement to be issued in connection with the grant, subject at all times to the terms and conditions of the Plan.

5.           Benefits and Vacation

5.1	During the Term, the Executive will be entitled to participate in such benefits as the Company makes available to its employees, including any available only to senior executives (collectively, the “Benefits”), subject to the terms of any insured Benefits and the conditions of any other Benefits. The Company reserves the right to replace, change or discontinue Benefits, and to change the carrier of the Benefits, the cost-sharing of Benefits and/or the terms of such Benefits from time to time without advance notice.

5.2	During the Term, the Company will reimburse the Executive for the premiums to purchase a reasonable extended health insurance policy covering the Executive to supplement Executive’s provincial insurance coverage. In addition, the Company will reimburse the Executive for the premiums to purchase a reasonable insurance policy providing health insurance coverage when Executive travels outside of Canada for business.

5.3	The Executive will be entitled to four weeks of annual paid vacation for each calendar year of the Term (pro-rated for part years) to be taken at times approved in advance by the Chair of the Board or his/her designate. The Executive shall be entitled to carry forward no more than one year of annual vacation entitlement from year to year, subject to taking statutory minimum vacation entitlements.

5.4	During the Term, the Company will reimburse the Executive for reasonable out-of-pocket expenses actually incurred by Executive in connection with Executive’s duties, whether the expenses are for the Company or for GORO, and in accordance with the Company’s expense policy, which may be amended from time to time without notice to the Executive.

5.5	During the Term, the Company will reimburse the Executive for purchasing the equipment and supplies necessary to his work, including a cell phone, laptop computer, desktop computer, printer and scanner.

5.6	The Company will make reasonable efforts to obtain and maintain a policy of insurance with respect to liability relating to its directors and officers, and the Company will use its reasonable best efforts to include the Executive (in his capacity as a director and officer) as insured under such policy to the maximum extent reasonably possible effective on the Effective Date and if obtained, will provide the Executive with a copy of such policy with the Executive being so included as an insured. The Company shall be responsible for the payment of all premiums, deductibles and like payments under such policy.

5.7	Effective on the Effective Date, the Company will enter into a director and officer indemnification agreement with the Executive in a form satisfactory to the Executive, acting reasonably. The indemnification agreement will provide indemnification to the Executive for (a) Executive’s conduct as a director and officer of the Company and (b) the CEO services that Executive provides to GORO on behalf of and through the Company. The Company will obtain an agreement from GORO to indemnify the Company in the event that the Company is required to indemnify the Executive for CEO services he provides to GORO on behalf of and through the Company.

6.            Non-disclosure, Non-competition and Proprietary Information

6.1	The Executive acknowledges that in the course of carrying out, performing and fulfilling Executive’s duties hereunder, Executive will have or has had access to detailed confidential information and trade secrets concerning the present and contemplated mineral rights, explorations, projects, mines, ventures, investments, business activities, finances of the Company or GORO, services and techniques evolved and used or to be evolved and used by the Company or GORO, geological and metallurgical information and technical reports, information concerning the employees, investors and contractors of the Company and of GORO, including their names, addresses and preferences, (“Confidential Information”), the disclosure of any of which detailed confidential information or trade secrets to competitors of the Company or GORO or to the general public would be highly detrimental to the interests of the Company or GORO. For the sake of clarity, Confidential Information shall not include information that is: (a) publicly available without breach of this Agreement by the Executive; (b) already known to or in the possession of the receiving party prior to receipt of such information from the disclosing party as evidenced by written records; (c) received from a third party with a valid right to disclose it; or (d) independently developed by employees, agents or consultants of the receiving party without access to, or use of, the Confidential Information.

6.2	The Executive further acknowledges and agrees that the right to maintain confidential such detailed Confidential Information and trade secrets constitute a proprietary right, which the Company and GORO are entitled to protect. Accordingly, the Executive covenants and agrees with the Company and for the express benefit of GORO that Executive will not either during the Term or at any time thereafter, disclose any Confidential Information, trade secrets and other private affairs of the Company or GORO or use the same for any purpose, other than as reasonably necessary to perform Executive’s duties for the Company or as required to be disclosed by law or by the order of any judicial, administrative, or similar body with enforcement powers.

6.3	All files, records and documents in whatever form relating in any manner whatsoever to the business of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company. In addition, all files, records and documents in whatever form relating in any matter whatsoever to the business of GORO, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of GORO. On cessation of employment for any reason, all such files, records and documents, including, without limitation, any containing Confidential Information, shall be immediately returned by the Executive to the rightful owner without copying such materials in any manner and the Executive shall delete same from any personal electronic devices. At the Company’s or GORO’s request, Executive will confirm compliance with this section in writing.

6.4	The Executive further agrees that all works or products which the Executive develops, prepares or works on in the course of providing services to the Company, either individually or on a team, during the Term (“Work Product”) belong exclusively to the Company. The Executive hereby irrevocably and unconditionally assigns and transfers to the Company any and all right, title or interest Executive had, has or obtains in and/or to any and all mineral exploration data and interpretations of the potential for discovery of economic mineral deposits of particular styles relating to the present or proposed properties which the Company owns or in which the Company has an interest, including, without limitation, all technical reports, software and documentation related thereto. Further, the Executive hereby irrevocably and unconditionally assigns and transfers to the Company any and all right, title or interest Executive had, has or obtains in and/or to any Work Product, including inventions, discoveries, works of authorship, designs, programs, documentation and other property (including, without limitation, chemical formulas and processes, computer software and all source code and documentation related thereto) and all intellectual property rights therein (including copyright) relating to the past, present or proposed business of the Company. Such Work Product shall be the sole property of the Company, and Executive confirms having no further right or claim thereto, whether preceding, during or following the term of the Executive’s contract with the Company. Further, the Executive hereby waives any moral rights or rights of a similar nature Executive may have in such Work Product.

6.5	The Executive further agrees that all works or products which the Executive develops, prepares or works on in the course of providing services to GORO, either individually or on a team, during the Term (“Work Product”) belong exclusively to GORO. The Executive hereby irrevocably and unconditionally assigns and transfers to GORO any and all right, title or interest Executive had, has or obtains in and/or to any and all mineral exploration data and interpretations of the potential for discovery of economic mineral deposits of particular styles relating to the present or proposed properties which GORO owns or in which GORO has an interest, including, without limitation, all technical reports, software and documentation related thereto. Further, the Executive hereby irrevocably and unconditionally assigns and transfers to GORO any and all right, title or interest Executive had, has or obtains in and/or to any Work Product, including inventions, discoveries, works of authorship, designs, programs, documentation and other property (including, without limitation, chemical formulas and processes, computer software and all source code and documentation related thereto) and all intellectual property rights therein (including copyright) relating to the past, present or proposed business of GORO. Such Work Product shall be the sole property of GORO, and Executive confirms having no further right or claim thereto, whether preceding, during or following the term of the Executive’s contract with GORO. Further, the Executive hereby waives any moral rights or rights of a similar nature Executive may have in such Work Product

6.6	The Executive will do all acts necessary or required by the Company or GORO both during and after the Term to give effect to assignments herein including, without limitation, the execution of any documentation required in order to confirm the Company’s rights in and to any of the foregoing and will assist the Company or GORO, at Company’s or GORO’s request and expense, with applications for trade-marks, copyrights, patent rights or other forms of intellectual property protection for Work Product on which the Executive works and/or to which the Executive contributed during Executive’s employment with the Company or GORO. The Executive will sign all documents reasonably requested for the purpose of the Company or GORO establishing its right of ownership to such property without additional compensation to the Executive. If the Executive fails to execute such documentation after written request, any officer of the Company and/or GORO shall be authorized as Executive’s attorney-in-fact to execute same. The Executive agrees that all Work Product made or contributed to by Executive in the course of employment by the Company constitute “work made in the course of employment” within the meaning of the Copyright Act (Canada) and represents and warrants that all such Work Product, to the extent of Executive’s contribution, are original to Executive.

6.7	During the Term and for a period of 12 months following the cessation of the Executive’s employment for any reason, the Executive will not, without the written consent of the Company, directly or indirectly:

(a)	own or have any interest in; or

(b)	act as an officer, director, agent, consultant, partner, investor or employee of,

any person, firm, partnership, corporation or other entity which:

(i)	is engaged in mining or mineral exploration on; or

(ii)	or has an interest in,

any mineral property located within 50 kilometres of the mineral claims that represent the Aguila Property or [Oaxaca Mining Unit] in Oaxaca, Mexico or any other Material Property as defined in the Company’s disclosure record.

6.8	The Executive will promptly notify the Board of any suit, proceeding or other action commenced or taken against the Company or of any fact or circumstances of which the Executive is aware which may reasonably form the basis of any suit, proceeding or action against the Company.

7.            Termination

7.1	The Executive may terminate employment at any time on 8 weeks’ advance written notice to the Company. The Company may waive all or a portion of such resignation notice, in which case the Company shall only be liable to pay the Executive a lump sum equal to Executive’s Salary over such waived period and to continue those Benefits that the Company is able to continue to a terminated former employee over such waived period as compensation in lieu of such notice.

7.2	The Company may terminate the Executive’s employment hereunder, without notice or pay in lieu of notice, at any time for just cause. Just cause will include, but not be limited to:

(a)	a material breach of this Agreement or gross negligence or incompetence of the Executive in the discharge of Executive’s duties under this Agreement;

(b)	material acts of fraud or dishonesty, or the conviction of a crime reasonably related to the Company’s business;

(c)	failure of the Executive to disclose any material facts concerning Executive’s business interests or employment outside of Executive’s employment with the Company;

(d)	breach of the Executive’s fiduciary duty to the Company or to GORO; or

(e)	any act or omission of the Executive which, at common law, would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

In the event that Executive is terminated with just cause, the Company shall pay him for Salary and Benefits up to the day of termination.

7.3	The Company may, at any time, terminate the Executive’s employment without cause by providing the Executive with a lump sum severance payment equal to the total amount of the Executive’s Salary and Prorated Bonus for the Severance Period (the “Lump Sum Severance Payment”). The Company shall pay the Executive the Lump Sum Severance Payment within five days of the date of termination. For the purpose of calculating the Lump Sum Severance Payment:

(a)	The Salary is the Executive’s most recent annual Salary described above in section 4.1;

(b)	The “Prorated Bonus” shall be calculated by dividing the amount of Bonus paid to the Executive for the previous bonus year by twelve and multiplying such amount by the number of months in the applicable Severance Period. If termination occurs before any Bonus award has been made, the Executive’s Target Bonus shall be used to calculate the Prorated Bonus; and

(c)	The “Severance Period” is as follows:

(i)	during the first twelve (12) months of employment, the Severance Period is twelve (12) months; and

(ii)	thereafter, the Severance Period shall be twelve (12) months plus another month for each completed year of service from the Effective Date to an overall maximum of twenty four (24) months

The Company will continue Benefits for the Severance Period, provided that, for any insured Benefits that cannot be continued over the Severance Period, compensation in lieu of such Benefit continuance equal to the premium paid by the Company for these benefits shall be paid to the Executive.

(The Lump Sum Severance Package and the continuation of benefits shall be referred to collectively as the “Severance”).

7.4	The Executive shall be entitled to resign for “Good Reason” (as defined below) and receive the Severance if the Company has not substantially remedied such Good Reason within 14 days of delivery by the Executive to the Company of written notice stating that Executive intends to resign based on such Good Reason. Such notice shall specify the facts relied upon as Good Reason. “Good Reason” means the occurrence of any of the following events without the Executive’s written consent:

(a)	a material breach of this Agreement by the Company;

(b)	a material reduction in the Executive’s responsibilities, title or reporting, except as a result of the Executive’s disability;

(c)	any reduction by the Company in the Executive’s Salary, Target STIP, or Target LTIP, other than as part of a general reduction of compensation for all executive and senior managers due to the Company’s financial condition and provided such reduction is in the same proportion as for such other affected employees;

(d)	relocation of the Executive’s principal office location more than 25 kilometres; and

(e)	any other reason that would be considered to constitute constructive dismissal at common law.

7.5	If the Company terminates the Executive’s employment without cause or the Executive terminates employment for Good Reason (other than within 12 months of a Change in Control, or in connection with an impending Change in Control), the Executive’s stock options, RSUs and Benefits will be governed by the terms of the Company’s stock option plan, the related grant agreement(s), RSU and Benefits plan as amended from time to time.

7.6	This Agreement shall terminate in the event of the Executive’s death, in which case the Company shall pay the Executive’s Estate all unpaid amounts due to the Executive (including Salary, Bonus, accrued vacation pay), and the Executive’s stock options, RSUs and Benefits will be governed by the terms of the Company’s stock option plan, RSU and Benefits plan as amended from time to time.

7.7	For the purpose of this Agreement, “Change in Control” shall be defined as:

(a)	the acquisition, beneficially, directly or indirectly, by any person or group of persons acting jointly or in concert, of common shares of the Company which, when added to all other common shares of the Company at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, totals for the first time more than 50% of the outstanding common shares of the Company; or

(b)	the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent directors of the Company, or the election of a majority of directors to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(c)	the consummation of a sale of all or substantially all of the assets of the Company, or the consummation of a reorganization, merger or other transaction which has substantially the same effect; or

(d)	a merger, consolidation, plan of arrangement or reorganization of the Company that results in the beneficial, direct or indirect transfer of more than 50% of the total voting power of the resulting entity’s outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the person that have, beneficially, directly or indirectly, more than 50% of the total voting power prior to such transaction; or

(e)	the sale of 50% or more of the outstanding voting securities of GORO in a single transaction or a series of transaction occurring during a 12-month period; or

(f)	a majority of the members of the GORO Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of GORO’s Board of Directors prior to the date of the appointment or election; or

(g)	GORO is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation is owned in the aggregate by the shareholders of GORO that existed immediately prior the merger or consolidation; or

(h)	GORO sells more than 40% of the fair market value of its assets to another corporation that is not a wholly owned subsidiary of the Company during a 12-month period.

(i)	the removal, by extraordinary resolution of the shareholders of GORO, of more than 51% of the then incumbent directors of GORO, or the election of a majority of directors to GORO’s board who were not nominees of GORO’s incumbent board at the time immediately preceding such election; or provided, however, that a Change in Control shall not be deemed to have occurred if such Change in Control results from:

(j)	the issuance, in connection with a bona fide financing or series of financings by GORO or the Company or any of its Affiliates, of voting securities of GORO or the Company or any of its Affiliates or any rights to acquire voting securities of GORO or the Company or any of its Affiliates which are convertible into voting securities; or

(k)	a transaction or series of transactions involving GORO or the Company or any of its Affiliates whereby the holders of the voting securities of GORO or the Company continue to hold voting securities in the capital of the surviving or successor entity in substantially the same proportion as such holders held voting securities in GORO or the Company immediately prior to the commencement of such transaction or series of transactions.

7.8	In the event that: the Company terminates Executive’s employment without cause or Executive terminates employment for Good Reason within twelve months of a Change in Control, or in connection with an impending Change in Control, the Executive shall be entitled to receive:

(a)	A Lump Sum Severance Payment based on a Severance Period of twenty-four (24) months;

(b)	Continuation of all Benefits (except that, for any insured Benefits that cannot be continued over the Severance Period after termination of employment, compensation in lieu of such Benefit continuance equal to the premium paid by the Company for these benefits will be provided) and other perquisites set out in section 5 until the earlier of the end of the twenty four (24) month Severance Period or the Executive commencing alternate employment or otherwise securing alternate coverage (of which Executive must give prompt written notice);

(c)	All unvested Stock Options shall become fully vested on the date of termination, and all outstanding Stock Options will remain exercisable until the earlier of: (i) the expiry date(s) of such option(s), or (ii) twenty-four months from the date of termination; and

(d)	All unvested RSUs shall become fully vested on the date of termination

7.9	The parties confirm that the provisions contained in this Article are fair and reasonable, and the parties agree that upon termination of this Agreement pursuant to any of the provisions hereof, the Executive shall have no action, cause of action, claim or demand against the Company or any other person as a consequence of such termination, so long as the Company fulfills its obligations hereunder. In consideration of the terms of this Article, the Executive hereby waives any entitlement which a Court of competent jurisdiction might otherwise grant to the Executive in respect of the termination of Executive’s employment. In return for payment of pay in lieu of notice in excess of the Executive’s statutory entitlements, the Executive will sign and deliver a full and final Release of all claims arising from such termination.

7.10	On the termination of the Executive’s employment for any reason, the Executive will immediately return to the Company all property of the Company then in Executive’s possession, including any office equipment, automobiles, correspondence, documents, computer disks, notebooks, telecommunications, video and audio equipment and tapes, files and other tangible property. In addition, the Executive will return to GORO all property of GORO then in the Executive’s possession.

8.           Additional Covenants of the Executive

8.1	During the Term and for a period of 12 months following the cessation of the Executive’s employment for any reason, the Executive will not, without the written consent of the Company, directly or indirectly, hire or assist another party to hire any employee or consultant of the Company or encourage any such employee or consultant to cease or reduce providing services to the Company.

8.2	During the Term and for a period of 12 months following the cessation of the Executive’s employment for any reason, the Executive will not, without the written consent of the GORO, directly or indirectly, hire or assist another party to hire any employee or consultant of GORO or encourage any such employee or consultant to cease or reduce providing services to GORO.

8.3	The Executive represents and warrants that Executive’s employment with the Company does not constitute a breach of any other contractual arrangements between the Executive and any other party, nor is this employment in any way restricted by any such arrangements, written or oral. Further, the Executive covenants that throughout the Term, the Executive will conduct him/herself in a manner that does not breach any agreement or legal obligation to the Executive’s former employers or any other party. The Executive agrees to indemnify and hold the Company harmless for breach of such representation, warranty and covenant. Without limiting the generality of the foregoing, the Executive’s performance of this Agreement and serving as an executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive prior to Executive’s employment with the Company. The Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other person or entity.

9.            General

9.1	This Agreement will be governed by and construed in accordance with the law of Colorado and the parties agree to attorn to the exclusive jurisdiction of the courts of Denver, Colorado, except that the Company may, at its option, enforce Executive’s obligations under this Agreement in any other court of competent jurisdiction.

9.2	This Agreement is personal to the Executive and may not be assigned by the Executive. This Agreement may be assigned by the Company to any Affiliate by notice in writing. This Agreement will inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or assignee will be deemed substituted for the Company under the terms of this Agreement for all purposes.

9.3	All notices, demands and payments required or permitted to be given hereunder will be in writing and may be delivered personally, by registered mail or by courier, in the case of the Executive, to the last address provided by the Executive to the Company, and in the case of the Company, to its corporate head office. Any notice delivered will be deemed to have been given and received at the time of delivery. Any notice given by registered mail shall be deemed delivered 5 business days after being sent.

9.4	This Agreement and all agreements and plans referred to in this Agreement contains the entire understanding of the parties relating to the subject matter hereof, and supersedes any prior statements, agreements, representations, promises or commitments relating to the Executive’s employment. The Executive confirms not relying on any representations, understandings or collateral agreements which are not recorded herein in entering into this Agreement.

9.5	This Agreement may not be amended, altered or modified except by written agreement of the parties.

9.6	If any part or provision of this Agreement or its application to any circumstance is restricted, prohibited or unenforceable, such part or provision will be ineffective only to the extent of such restriction, prohibition or unenforceability, and the remainder of this Agreement will remain in full force and effect.

9.7	Each of the parties covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

9.8	No condoning, excusing or waiver by any party of any default, breach or non-observance by any party at any time or times in respect of any covenant, proviso or condition herein contained will operate as a waiver of that party’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of that party in respect of any such continuing or subsequent default, breach or non-observance, and no waiver will be inferred from or implied by anything done or omitted to be done by the party having those rights.

9.9	The provisions of this Agreement shall be binding upon and to the benefit of each of the parties and their respective successors and assigns. Each of the parties acknowledges that they have had full opportunity to seek independent legal advice in respect of the contents of this Agreement and that they sign this Agreement freely, voluntarily and without duress after having been offered such opportunity.

9.10	Time is of the essence in this Agreement.

9.11	Headings where used in this Agreement are inserted for convenience of reference only and will not be used to interpret this Agreement.

9.12	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.13	The recitals hereto are incorporated into and form part of this Agreement.

IN WITNESS WHEREOF the parties have set their hands and seals as at the date first above written

SIGNED, SEALED and DELIVERED by	)
ALLEN PALMIERE in the presence of:	)
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Name	)
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Witness Name (print))		/s/ Allen Palmiere
	)	ALLEN PALMIERE
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Address	)
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Occupation	)

	)	GOLD RESOURCE CANADA CORPORATION
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	)	Per:
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	)	/s/ Alex Morrison
	)	Authorized signatory
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Schedule “A”

Section 3.1, Principal Duties

Subject to the overall direction of the Board:

a)	Managing the business of the Company;

b)	Directing the exploration and operation of the Company’s current properties;

c)	Securing and maintaining all necessary permits and financing necessary for such development;

d)	Identifying and developing strategic partnerships and acquisitions or other transactions;

e)	Managing relationships with partners, governments and local groups; and

f)	Such other duties as are assigned by the Board from time to time and as are customarily performed by a CEO.

Section 3.2

Existing Directorships: Dundee Corporation